Exhibit 10.1

Derma Sciences, Inc.

2013 Director Compensation Program

The 2013 Director Compensation Program of Derma Sciences, Inc. (the “Company”), effective May 23, 2013, applies to the Company’s directors upon election or appointment to the Board of Directors of the Company (the “Board of Directors”).

General Board of Directors Service -- Equity

•	Upon election or appointment, outside directors receive 10,000 restricted stock units. The restricted stock units shall vest as to 25% of the grant on the first, second, third and fourth anniversaries of the grant date, so long as the grantee remains a director of the Company.
•	For each year of service, outside directors, except for the lead director, receive a grant of restricted stock units having a value equal to an amount in the range of $65,000-$75,000, which shall vest on the first anniversary of the grant date, so long as the grantee remains a director of the Company.
•	For each year of service, the lead director shall receive a grant of restricted stock units having a value equal to an amount in the range of $85,000-$100,000, which shall vest on the first anniversary of the grant date, so long as the grantee remains a director of the Company.

General Board of Directors Service – Cash

For each year of service, each outside director also receives a $35,000 annual cash payment, payable quarterly in equal amounts, except for the lead director, who receives a $75,000 annual cash payment, payable quarterly in equal amounts.

Committee Service

•	The chairperson of the Audit Committee, the chairperson of the Compensation Committee and the chairperson of the Nominating and Corporate Governance Committee receive additional annual compensation of $12,000, $12,000 and $6,000, respectively, payable quarterly in equal amounts.
•	Each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee receive additional annual compensation of $4,000, $4,000 and $2,500, respectively, payable quarterly in equal amounts.
•	In connection with special committees the Board of Directors may form from time to time in connection with various transactions or undertakings, the Board of Directors may award compensation to the directors, in its discretion, for membership on such special committees.

Discretionary Compensation

The Board of Directors may, from time to time, grant additional merit-based cash or equity compensation to non-employee directors for extraordinary service.

Inside Directors

Inside directors receive no compensation for their services as directors.

Expenses

All directors are reimbursed for expenses incurred in connection with each Board of Directors and committee meeting attended.